UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ACTUANT CORPORATION
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ACTUANT CORPORATION

N86W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

(262) 293-1500

Supplemental Information Regarding Proposal 3 —

Advisory Vote on Executive Compensation (“Say on Pay”)

Commencing December 29, 2011, the following materials and information will be used by employees of Actuant Corporation (“Actuant” or the “Company”) to communicate about Actuant’s upcoming Annual Meeting of Shareholders and may be sent to certain shareholders. The information below supplements information contained in Actuant’s definitive 2011 proxy statement dated December 5, 2011 (Actuant’s “2011 Proxy”). This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recently recommended that their clients vote “against” Actuant Corporation’s advisory vote on executive compensation due to perceived issues. Below we outline the reasons why we believe ISS’ and Glass Lewis’ analyses of Actuant’s executive compensation programs are flawed and why we believe our executive compensation programs are reasonable, competitive and well aligned with shareholder interests.

Background

Actuant Corporation (“Actuant,” the “Company” or “We”) is holding its Annual Meeting of Shareholders on January 10, 2012 at 8 a.m. Pacific Time at Rancho Las Palmas Hotel, 41000 Bob Hope Drive, Rancho Mirage, California, for the following purposes:

1.	To elect a board of nine directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent auditor;

3.	To hold an advisory (non-binding) vote to approve the compensation of our named executive officers (the “NEO’s”)

4.	To hold an advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our NEO’s; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board has recommended a vote FOR Proposals 1, 2 and 3 and a vote for the frequency of every year for future non-binding advisory votes to approve the compensation of our NEO’s (Proposal 4).

As discussed in the 2nd paragraph above, ISS and Glass Lewis have recommended to clients that they vote “against” Proposal 3 above, the advisory (non-binding) vote to approve the compensation of our NEO’s. Glass Lewis has also recommended a “withhold” vote for the re-election of Dennis Williams as a director of the Company due to him being the Chairman of our Compensation Committee of the Board of Directors, which is responsible for the design and oversight of the Company’s executive compensation program.

The Company and its Board of Directors strongly disagree with these “against” and “withhold” recommendations and reiterate our recommendation to vote FOR both items. The primary rationale provided by ISS and Glass Lewis for their recommendations for a vote “against” the advisory vote is that the Company’s Total Shareholder Returns (“TSR”) for the one, three and five year periods ending on about August 31, 2011 lag that of a group of peer companies selected by the advisory firms. We do not dispute the fact that Actuant’s TSR is lower than its peer group for these periods, but remind shareholders of our recent financial performance, as summarized in the table below (amounts in millions, except per share amounts).

	Trailing Twelve Months Ended November 30, 2011	Year Ended August 31,
		2011	2010	2009
	(unaudited)
Net Sales	$1,520	$1,445	$1,161	$1,118
Cash Flow from Operations	186	172	121	147
Diluted EPS from Continuing Operations	$1.82	$1.68	$0.97	$0.43

The Company believes that occasionally, there will be times when stock market performance leads or lags financial results, often due to broader stock market dislocations or perceptions, and we believe the periods under review are an example of stock performance lagging financial results. For example, Actuant’s fiscal 2011 sales increased 25% year-over-year, free cash flow was generated at record levels and EPS from continuing operations increased in excess of 50% relative to the prior year – all during a period when the Company’s TSR was negative. The reasons are not clear, and are equally frustrating to shareholders, the Company and its Board of Directors. However, the Company and its Board of Directors are optimistic that over the long-term, all will be rewarded with shareholders in the form of stock price appreciation.

The Company and its Board of Directors feel the Company has an executive compensation program that is well-aligned with both shareholders’ interests and its financial results. Our executive compensation program is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, while focusing on sales, earnings and return on invested capital (“ROIC”).

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Stock ownership is an important component of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and total direct compensation at levels between the 50th and 75th percentile of the competitive market. When current or long-term performance targets are achieved or exceeded by the NEO’s, actual compensation may exceed these levels.

The Company’s compensation program contains pay elements that are focused on NEO attraction and retention, short-term financial performance and equity appreciation (long-term performance). The Company believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short-term and long-term compensation for our NEOs. An independent compensation consultant, Towers Watson, provides guidance and advice to the Compensation Committee of the Board of Directors on the development, monitoring and periodic adjustments to the executive compensation program. Additionally, a peer group of 29 companies with similar size, complexity, diversity and growth strategies has been carefully selected and used to benchmark compensation programs and levels to ensure the Company’s executive compensation program is competitive in the marketplace in order to attract and retain executive talent.

Actuant believes that the achievement of financial performance objectives over an extended period of time results in the creation of shareholder value, consistent with our goal of long-term appreciation of the Company’s common stock. Accordingly, an important tenant of the Company’s executive compensation philosophy is robust company stock ownership by its executives, coupled with a significant equity based component that rewards executives for driving long-term appreciation in the Company’s common stock. Equity compensation represents nearly one-half of target direct compensation for the NEO’s and is “at risk” – meaning its realization is largely contingent on driving stock price appreciation. This ensures strong alignment with shareholders’ interests. Additionally, the Company’s Long Term Cash Incentive Plan (described on page 26 of its 2011 Proxy) is directly linked to Company stock appreciation, providing additional alignment with shareholders.

A complete description of Actuant’s executive compensation program is included on pages 20-43 of the 2011 Proxy and shareholders are encouraged to carefully read this information. The remainder of this supplemental information filing contains additional information regarding the Company’s executive compensation program and the rationale for why the Company and its Board of Directors believe this program is effective and well aligned with both shareholders’ interests and the Company’s financial results.

1.	Pay for performance study findings contradict ISS and Glass Lewis opinions

In October 2011, the Company’s Compensation Committee engaged the services of Towers Watson to prepare a “pay for performance” study on Actuant’s CEO pay for the three fiscal year period ended August 31, 2011. The purpose of the study was to evaluate the alignment of the Company’s financial performance with the CEO’s pay. Towers Watson focused on the relationship between total pay opportunity and realized pay of the CEO based on stock performance, compared to Actuant’s peer group. In its November 2011 report to the Compensation Committee, Towers Watson concluded that Actuant’s CEO pay was indeed aligned with performance. Specifically, Towers reported that “ATU (Actuant common stock) has generally underperformed the peer group, and the CEO correspondingly realized lower compensation levels over the same time period.”

While we understand the role of proxy advisory firms such as ISS and Glass Lewis, we believe they have reached the wrong conclusion with respect to Actuant’s pay-for-performance practices, as supported by the report from Towers Watson. The fact that the Compensation Committee commissioned this study in the first place speaks to the level of care, diligence and good governance they used.

2.	Actuant has robust insider ownership policies, holdings and procedures

The Compensation Committee has consistently believed that shareholder value is created when both management and shareholder interests are aligned. This has been the foundation of Actuant’s executive compensation philosophy since the Company’s formation in a spin-off in 2000. Many attributes of the current compensation program support this – extensive insider ownership requirements, approximately 50% of targeted total NEO compensation being in the form of equity compensation and longer than normal vesting periods for such equity based compensation awards. Investors should be pleased with the actual insider ownership holdings of Actuant’s NEO’s versus the stated minimum ownership requirements as proof of the shareholder/management alignment. (These insider ownership positions are reported to Actuant’s Board of Directors at every meeting.) The following table presents each NEO’s ownership position of Actuant stock as a multiple of annual base salary as of October 2011:

	Position	Actual Multiple of Base Salary		Required Multiple of Base Salary
Robert C. Arzbaecher	CEO	16.6	x	5	x
William S. Blackmore	EVP	3.3	x	3	x
Mark E. Goldstein	COO	5.2	x	3	x
Brian K. Kobylinski	EVP	6.9	x	3	x
Andrew G. Lampereur	CFO	11.9	x	3	x

Actuant Ownership guidelines define ownership as actual shares held, shares acquirable via “in the money” stock options and shares held in Company benefit plans including the deferred compensation, 401k and employee stock ownership plans.

As can be seen, Actuant NEO’s hold 8.8x their annual salary in Company stock, on average. If anyone has an incentive to enhance stock price appreciation and create shareholder value, it is these NEO’s. These large ownership positions provide significant alignment with shareholders, and represent a significant share of each executive’s net worth.

Lastly, the Company has also been criticized by some proxy advisory firms for not stating, mandating and enforcing a minimum holding period for shares acquired via stock option exercises or restricted stock vesting. While it is true that there is no stated holding period, this has to be taken in the context of 1) the longer then average five-year vesting timeframe for Actuant equity compensation awards, 2) the degree to which ownership by Actuant NEO’s generally already far exceed minimum stock ownership requirements, 3) the NEO’s track record of exercising options only in the last 3 years of their ten-year life and 4) the policy that all NEO stock option exercises be communicated to the full Compensation Committee in advance of actual exercise.

3.	ISS and Glass Lewis misstate our CEO’s compensation

The CEO compensation data reported by both ISS and Glass Lewis for our CEO are not consistent with what we reported in our 2011 Proxy. Both firms have chosen to assign different values for equity compensation awards than we reported. This, along with other inclusions and exclusions, has led to different reported 2011 CEO total compensation, as summarized below:

Actuant value (per 2011 Proxy)	$5,036,239
ISS value	$5,607,000
Glass Lewis value	$4,939,532

The Company acknowledges that different assumptions and valuation models for equity compensation can impact the total compensation levels. However, the magnitude of the gap on fiscal 2011 CEO equity compensation with respect to stock options and restricted stock is significant, as illustrated below:

Actuant value (per 2011 Proxy)	$2,136,704
ISS value	$2,875,000
Glass Lewis value	$2,319,064

ISS indicates in a footnote on page 4 of its report that “Stock option values are based on Black Scholes grant date estimates,” and Glass Lewis indicates that compensation is “based on information disclosed by the Company and its peers in their proxy filings” as well as “based on unamortized cost of grants made during the past fiscal year using proprietary assumptions.” Actuant discloses in its 2011 Proxy that its “grant date fair values” for equity compensation are “determined in accordance with FASB Standards Codification Topic 718,” and its financial statement footnotes indicate that its options are valued on a “binomial pricing model” – not the Black Scholes model. In addition, Actuant’s equity compensation methodology is based on our actual experience with stock options, not a “full term” assumption that ISS utilized (and routinely overvalues stock option grants). ISS stands out, with equity compensation valued 35% higher than that reported by Actuant, while Glass Lewis reports equity compensation 9% higher than Actuant’s. Glass Lewis does not provide any further explanation for its “proprietary” assumptions, and ISS does not provide any explanation as to why its value is 35% higher than Actuant’s and 24% higher than Glass Lewis.

Rather than attempt to prove why ISS’ and Glass Lewis’ “grant date fair values” are wrong, the Company wishes to point out the large discrepancy and reiterate: 1) that Actuant has consistently utilized the same binomial valuation model since 2005, 2) that its calculations have been subject to annual review by an independent compensation consultant and by its independent accountants as part of its annual financial statement audit and 3) that the consultants and accountants had complete access to actual detailed Actuant equity compensation transaction history.

4.	The advisory firms fail to recognize lower equity compensation values in their vote recommendations

Both Glass Lewis and ISS use “Grant Date Fair Values” for equity compensation awards, and NOT the actual compensation realized by the Named Executive Officers (“NEO’s”) during the periods covered. It is apparently on these higher “Grant Date Fair Values” that ISS and Glass Lewis opined that Actuant’s NEO’s compensation was out of line with peers. Actuant acknowledges that the SEC requires the disclosure of “Grant Date Fair Values” in its proxy statement, but suggests that those are not reflective of actual compensation received during the period.

The following table includes the “Grant Date Fair Value” aggregate totals for NEO restricted stock and stock option awards made in fiscal 2011, as reported in Actuant’s 2011 Proxy, as well as a lower “Current Realized Value” for the same awards.

	Position	Grant Date Fair Value (1)	Current Realized Value(2)	Variance
Robert C. Arzbaecher	CEO	$2,136,704	$618,464	71%
William S. Blackmore	EVP	$343,782	$100,400	71%
Mark E. Goldstein	COO	$972,048	$281,120	71%
Brian K. Kobylinski	EVP	$428,902	$124,496	71%
Andrew G. Lampereur	CFO	$694,320	$200,800	71%

(1)	“Grant Date Fair Value” is the sum of the SEC mandated values reported in the Summary Compensation Table on page 35 of Actuant’s 2011 Proxy, in the columns “Stock Awards” and “Option Awards.”
(2)	“Current Realized Value” is calculated by taking the sum of the “in the money” value of stock options awarded in fiscal 2011 plus the value of 2011 restricted stock awards. The value date for both is August 31, 2011.

The “Current Realized Value” is less than the “Grant Date Fair Value” that is a required disclosure by the SEC because the “Current Realized Value” reflects the decline in Actuant’s stock since grant date, while the “Grant Date Fair Value” does not. Since the stock options that were granted in fiscal 2011 are not “in the money” as of fiscal year-end, there is no “Current Realized Value” on these options for NEO’s. Similarly, because of the performance of Actuant stock, the value of the NEO’s 2011 restricted stock at year-end is less than what it was at grant date. Actuant’s position here is not to dispute or debate the fact that there is theoretically residual value in “out of the money” stock options and equity awards still outstanding at a given point in time, but rather to make the point that the use of “Grant Date Fair Values” overstates compensation in the context of what was “realized” based on current year stock performance. In the Company’s view, any compensation comparison for pay alignment purposes in the context of stock performance should be made based on “Current Realized Value” and not “Grant Date Fair Value.”

Consider the inconsistency between the way the advisory firms report equity compensation versus annual incentive plan payouts in their compensation alignment and pay-for-performance studies. Neither ISS nor Glass Lewis use the “target” bonus amounts for calculating total CEO compensation, but rather the actual bonus earned and reported in the proxy. Yet, they don’t use the actual realized value (which we have referred to as the “Current Realized Value” in this document) for stock options and restricted stock in the same process – but rather the “Grant Date Fair Value” or targeted equity compensation. This is an important distinction and inconsistency, given that this impacts over 50% of CEO Arzbaecher’s compensation.

Actuant highlighted this equity compensation valuation dilemma to its shareholders in footnote 2 to the Summary Compensation Table in the Actuant 2011 proxy, which states: “These amounts do not correspond to the actual value that was realized in the indicated year or that may be realized in the future by the NEO’s.” Actuant also highlighted this in its “analysis of performance and compensation of the NEO’s” discussion on page 33 of the same proxy statement:

The “Stock Awards,” “Option Awards” and “Total” columns in the Summary Compensation Table on page 35 include the grant date fair value of equity compensation awards (which were calculated using a binomial pricing model), not the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock price appreciation.

ISS and Glass Lewis ignore this discrepancy and criticize CEO compensation as not being linked to TSR. This is contrary to the findings of Towers Watson, which concluded that the Company executive compensation program is well aligned with TSR, as described in Item 1 above.

5.	Actuant’s NEO’s did not receive salary increases during fiscal 2009, 2010 and 2011.

The “great recession” of 2008-2009 had a dramatic impact on Actuant and most industrial companies, as well as their employees and investors. In addition to the sizeable reductions to consolidated sales and earnings during this period, significant downsizing and restructuring took place in order to quickly reduce costs and better position the companies to weather the storm. As communicated to shareholders in its proxy statement, Actuant’s NEO’s voluntarily took a 10% salary reduction on March 1, 2009. Salaries were returned back to pre-reduction levels on June 1, 2010 after financial results resumed showing year-over-year improvement. The amounts reported in the “Salary” column of the Summary Compensation Table on page 35 of Actuant’s 2011 Proxy are the salaries in place at the end of each fiscal year. During the difficult economic period covering 2009-2011, Actuant’s NEO’s (with the exception of Mr. Kobylinski who received an increase tied to taking on greater responsibilities) did not receive any base salary increases following their January 1, 2008 raise, through the end of calendar 2010. Further, the Company’s CEO, COO and CFO (Messrs Arzbaecher, Goldstein and Lampereur) did not receive a salary increase for the subsequent twelve months as well – representing an aggregate 48 month period between salary increases for the majority of the Company’s NEO’s. This indicates the due care and accountability taken by the Compensation Committee in administering the Company’s executive compensation program.

6.	Actuant’s compensation practices are pay-for-performance based

Actuant does have a shareholder aligned pay-for-performance executive compensation program, especially when considering the Company’s Long Term Incentive Plan (“LTIP”) and its Medium Term Incentive Plan (“MTIP”). These are both fully explained on pages 26 and 27, respectively, of the 2011 Proxy. In summary, the LTIP plan will pay out a cash bonus to four of the five NEO’s, if and only if, Actuant’s common stock price reaches and sustains a $50 share price. The MTIP plan will pay out, if and only if, increased EBITDA targets are met within the three-year measurement window. Both Glass Lewis and ISS criticize the overall executive compensation program as not being aligned with shareholders, but don’t give credit for the fact that both the MTIP and LTIP plans are in fact performance based.

As discussed in issue #2 above, Actuant’s executive compensation practices ARE indeed working and its executive compensation is in fact based on performance and TSR, contrary to what both ISS and Glass Lewis assert. Since Actuant’s stock price declined subsequent to when the most recent equity compensation awards were granted, no value was created for shareholders or the NEO’s on the stock options, and a less-than-targeted amount for restricted stock awards. Specifically, in the table provided under Item 4 above, value equal to only 29% of the targeted value (“Grant Date Fair Value”) was realized by the NEO’s as of August 31, 2011 as a result of stock performance. The bottom line is that the NEO’s experienced the same stock performance as other shareholders, resulting in compensation below the targeted compensation levels reported in the 2011 Proxy.

7.	According to ISS, only 17% of our CEO’s compensation is fixed, while 83% is variable

ISS reports on page 4 of its advisory report on ATU that 17% of Actuant’s CEO 2011 direct pay is fixed, compared to 18% in the prior year. If pay is not fixed, it is variable and “at risk,” – not guaranteed but rather tied to some type of performance, whether CMM (annual cash incentive), stock appreciation or other. This significant proportion of total compensation at risk clearly links pay to performance.

8.	Actuant’s SERP Plan is not excessive and brings NEO retirement benefits to market levels

One of the considerations provided by ISS in its rationale for recommending an “against” vote on Actuant’s executive compensation advisory vote is that Actuant recently adopted a Supplemental Executive Retirement Plan in fiscal 2011. ISS indicates that “SERPs are becoming less prevalent among executives due to funding liability and shareholders concerns.” They also commented that, “from investors’ perspective, SERPs are not performance-based and payouts may be generous, depending on the plan design and plan assumptions.”

The Company’s Compensation Committee adopted a SERP plan covering the leadership team of Actuant (approximately 20 positions) in fiscal 2011 after carefully studying executive retirement plans and benefit levels. The Compensation Committee utilized the services of Towers Watson to review the competitiveness of Actuant’s executive retirement benefits. In its initial report on its SERP work, Towers Watson reported that, “Actuant’s current executive retirement programs benchmark at approximately the 20th percentile of general industry.” It also commented on the prevalence of non-qualified retirement benefit plans (similar to the Actuant SERP), which seems to contradict ISS: “69% of companies whose broad-based retirement delivery is by defined contribution (DC) provide non-qualified retirement benefits. 95% of companies who sponsor broad-based defined benefit (DB) plans, also sponsor nonqualified defined benefits.”

The objectives of Actuant’s SERP plan are to 1) support Actuant’s executive retention and recruiting efforts for key talent, 2) improve the competitive positioning of Actuant’s retirement program, 3) enhance retention and reward of long-service executives and 4) provide flexibility for recruiting. The Actuant SERP is a non-funded defined contribution plan whose benefit is calculated by multiplying a SERP multiplier against eligible cash compensation in a given year (base salary and annual cash incentive bonus). The SERP multiplier is based on a grid formula combining the executive’s age and years of service, and ranges from 3-6%.

There are no defined benefit plans covering Actuant NEO’s. Prior to the adoption of this SERP plan, NEO retirement benefits consisted of a combination of 3% of employee’s annual cash compensation (the “core” and “restoration” contributions), in addition to a 401k match totaling $300 plus 25% of the first 6% of compensation deferred into the Company’s 401k plan. Prior to the adoption of the defined contribution SERP plan, this combined retirement benefit for executives was approximately 4-4.5% of pay, which was below market according to Towers Watson.

ISS argues that “SERP’s are not performance-based and payouts may be generous.” One has to step back and question the logic of their first argument – should a retirement plan ever be performance based where it is dependent on stock price appreciation? Or, is it really a vehicle to attract and retain key talent who can focus their attention on creating shareholder value? From cost and market competitiveness perspectives, Towers Watson estimated that “if implemented, the proposed design of Actuant’s executive retirement programs would approximate the competitive 40th percentile (of peers), and the program would range in cost from $300,000 (assuming no bonus) to $675,000 annually (assuming maximum bonus), with an approximate cost of $400,000 in the first year (assuming target bonus).” Following adoption of the SERP plan, the targeted combined annual retirement benefit between the SERP plan and broad based participation plans is 7-10.5% of pay, depending on age and years of service.

The Actuant SERP was carefully researched, benchmarked and designed using an independent compensation consultant that assisted Actuant’s Compensation Committee. The plan is not excessive in terms of benefit level or cost, as evidenced by its 40th percentile competitive positioning.

9.	Actuant’s third party compensation consultant is independent

Annually, the Compensation Committee of the Board of Directors reviews the performance, independence and related fees paid to executive compensation consultants and has concluded that its current compensation consultant, Towers Watson, is independent. Glass Lewis contends that Towers Watson is not independent by virtue of receiving $347,900 for pension actuarial work in addition to $118,000 of executive compensation consulting. On a combined basis, the $465,900 of fees represent three hundredths of one percent of Actuant’s annual sales (0.03%), and an even smaller one hundredth of one percent (0.01%) of Towers Watson’s $3.2 billion in revenue. While independence is indeed important, it is difficult to make the case that Towers Watson’s independence was influenced by fees that represent such an immaterial piece of its overall business. In addition, Towers Watson personnel working for the Compensation Committee on executive compensation matters are different than those who provide other services for Actuant.

10.	No clawback provisions

Glass Lewis criticized the Company for not having a clawback policy for NEO’s. The Company does have a clawback provision (for variable compensation awards) in place for its CEO and CFO, as required by the Sarbanes Oxley Act of 2002. The Compensation Committee has discussed, and supports, the notion of clawbacks, and intends to implement a Dodd Frank compliant clawback provision once the details of such clawbacks are more clearly defined by the SEC.

11.	Performance goals not disclosed

Consistent with past practice, Actuant has not included in its 2011 Proxy the specific numerical targets or payout scales for CMM (Combined Management Measure) – its annual cash incentive plan. Actuant does describe in formulaic detail the calculation of CMM on pages 24-26 of the 2011 Proxy, but does not include a payout grid or a specific 100% CMM target “amount”. The rationale for this (which was discussed with the Securities Exchange Commission in both of its past two Actuant proxy statement reviews) is that disclosing such data would competitively harm the Company. Further, the Company stated that including a grid or specific target would be of little value to investors due to the impact of acquisitions, divestitures and foreign currency rate changes on actual results, which end up being factored out of the final CMM determination to avoid an unintended “windfall” or “negative consequence.” Investors that have conducted thorough research on Actuant can appreciate this since the Company has completed over 30 acquisitions in the past decade, including at least one annually in each of the last ten fiscal years.

12.	Actuant had significantly improved financial metrics in 2010 and 2011

The Company and its Board of Directors believe that its executive compensation plan should be viewed in aggregate and in a variety of business conditions. The compensation program is designed to attract, motivate and retain employees throughout the cycle, not just during periods of record financial performance. For example, prior to fiscal 2010, all NEO equity compensation was made in the form of stock option grants, and included no restricted stock. At the time, Actuant was in the minority for not granting some portion of NEO equity compensation in the form of restricted stock. Starting in 2010, in part due to the lessons learned in the great recession, 40% of targeted equity compensation for the NEO’s was made in the form of restricted stock grants to increase retention in the depths of the business cycle, when nearly all companies stock value plummeted, and most stock options were “underwater.”

The Company’s annual cash incentive plan (CMM) rewards NEO’s for short-term improvement and growth in annual results, while the equity based components are intended to promote long-term value creation. Due to the possibility of periodic disconnects between financial results and stock performance, it is possible that the short-term incentives can be earned and paid out during a period of stock price underperformance. This was the case in fiscal 2011, when Actuant’s annual cash incentive plan (CMM) paid out at near the 200% performance level due to significant sales, profit and cashflow growth, despite the lack of corresponding stock price appreciation. Actuant’s fiscal 2011 sales increased 25% year-over-year, free cashflow was generated at record levels, and EPS from continuing operations increased in excess of 50% year-over-year – all during a year when the Company’s stock TSR was negative. The reasons for this are not clear, and are equally frustrating to shareholders, the Company and its Board of Directors. However the Company and its Board of Directors are optimistic that over the long run, all will be rewarded along with shareholders in the form of stock price appreciation.

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There is no question that the Company and its Board of Directors believe that shareholder returns are the ultimate yardstick in measuring pay for performance. Over the last decade, Actuant’s track record of consistent annual year-over-year growth was interrupted only once – during the great recession in 2009. The Company’s consistent growth in sales, earnings and cashflow has rewarded shareholders and employees with strong stock appreciation since its spin-off in 2000. However, the same cannot be said for the stock performance for the one and three-year periods ending August 31, 2011. The unfortunate reality is that there will be times when stock performance leads or lags financial results, often due to broader stock market dislocations or perceptions, and we believe the last three years were an example of stock performance lagging financial results. As of the end of calendar 2011, key financial metrics – Sales, EBITDA, net earnings and cashflow have all rebounded from recession lows to new record levels, yet Actuant’s stock price has not.

We encourage you to vote FOR the Company’s advisory vote on executive compensation.